Exhibit 5.1

August 9, 2016	Orrick, Herrington & Sutcliffe LLP
The Orrick Building
Ellie Mae, Inc.	405 Howard Street
4420 Rosewood Drive	San Francisco, CA 94105-2669
Pleasanton, CA 94588
+1 415 773 5700

orrick.com

Re:                             Ellie Mae, Inc.

Registration Statement on Form S-3 (File No. 333-212810)

Ladies and Gentlemen:

With respect to the issuance and sale by Ellie Mae, Inc. (the “Company”) of 3,162,500 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), under the Registration Statement on Form S-3, File No. 333-212810, filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 1, 2016 (the “Registration Statement”), and the related prospectus contained in the Registration Statement, dated August 1, 2016, as supplemented by the final prospectus supplement, dated August 3, 2016, filed with the Commission under its Rule 424(b) (together, the “Prospectus”), we have examined the Registration Statement and the Prospectus, pursuant to which the Shares will be issued and sold. The Company is filing this opinion letter and the Underwriting Agreement dated as of August 3, 2016 among the Company and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Barclays Capital Inc., as representatives of the underwriters named in Schedule 1 thereto, with the Commission on a Current Report on Form 8-K (the “Current Report”).

We also have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, assuming that the Shares are issued and sold as contemplated by the Registration Statement and the Prospectus, we are of the opinion that the Shares will be validly issued, fully paid, and nonassessable.

The opinion set forth above is subject to (a) the effect of bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally; (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the rules governing the availability of specific performance or injunctive relief, whether enforcement is sought in a proceeding in equity or at law; and (c) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

We express no opinion as to laws other than the General Corporation Law of the State of Delaware with respect to the opinions set forth above, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference into the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP